Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

November 14, 2007

CONTACT:	Laura Tuthill
(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. ANNOUNCES NEW DIRECTOR

NEWPORT BEACH, CA, November 14, 2007—Ambassadors International, Inc. (NasdaqGM:AMIE) (the “Company”) announced today changes in its Board of Directors. John C. Spence, age 77, retired for health reasons from the Company’s Board of Directors and the Company appointed Robert P. Mosier, age 58, as a member of its Board of Directors.

Mr. Mosier is the Founder, President and Chief Executive Officer of Mosier & Company, a management firm specializing in identifying and implementing financial solutions for operating companies and complex real estate projects. In addition, Mr. Mosier’s career includes ten years of leisure travel and transportation experience, including being the President and Chief Operating Officer of Delta Queen Steamboat Company in the early 80’s. Mr. Mosier’s other travel experience includes heading the credit card and Getaway Tour operations at Trans World Airlines, as well as, Executive Jet Aviation, a company specializing in jet management and executive charters. Mr. Mosier has post graduate work at Harvard Business School in corporate governance and Pepperdine Law School’s mediation program. Mr. Mosier earned a Masters Degree from the American Graduate School of International Management and an undergraduate degree in business from Arizona State University.

Joe Ueberroth, Chairman and CEO of the Company, stated, “We are pleased with the addition of Robert Mosier to our Board of Directors and look forward to his contributions, specifically with his background in the U.S. river cruise industry.”

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line and Majestic America Line, a North American river and coastal cruising company. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.